UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2018 (December 20, 2018)

Carriage Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-11961	76-0423828
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3040 Post Oak Boulevard, Suite 300 Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

(713) 332-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 20, 2018, Carriage Services, Inc. (the “Company”) entered into privately negotiated notes repurchase agreements (the “Agreements”) with certain holders (the “Noteholders”) of its outstanding 2.75% Convertible Subordinated Notes due 2021 (the “Convertible Notes”), pursuant to which the Company agreed to repurchase (the “Repurchases”) approximately $22.42 million in aggregate principal amount of the Convertible Notes held by the Noteholders for an aggregate of approximately $23.04 million in cash.

The Company anticipates that the Repurchases will settle on or about December 24, 2018. The Company intends to increase its outstanding borrowings under its revolving credit facility to fund the purchase price for the Repurchases.

The foregoing description of the Agreements is qualified in its entirety by reference to the form of notes repurchase agreement filed as Exhibit 10.1 of this Current Report on Form 8-K, which is incorporated by reference herein.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.1	Form of Notes Repurchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2018

CARRIAGE SERVICES, INC.

By:	/s/ Viki K. Blinderman
Viki K. Blinderman
Senior Vice President, Principal Financial Officer and Secretary